Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS CONTINUES NEW PRODUCT INNOVATION AND INTEGRATION
WITH EDIARY 4.0

Enables Sponsors to Cut Costs Through Software and Device Flexibility When Collecting Patient Reported Outcomes

Morrisville, NC—May 30, 2006— etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, today announced its newest technology advancements to the etrials eDiary technology: eDiary 4.0. Available immediately, the newest iteration of etrials’ eDiary includes several new and updated features enabling sponsors to gain access to patient reported outcomes faster and more efficiently while integrating seamlessly into the etrials eClinical Suite.

“etrials eDiary 4.0 not only makes collecting electronic patient reported outcomes more efficient, but also more adaptable to the wide variety of patient populations by offering an easily modifiable interface to work with any patient population from pediatric to geriatric,” said Richard Piazza, PharmD, vice president of product strategy at etrials. “Most importantly, the software, proven to result in greater patient compliance, is fully integrated with etrials eClinical Suite and can be implemented on a range of devices, including mobile phones and PDAs.”

Features and Functionality

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Mid-Study Updates: etrials’ eDiary 4.0 allows sponsors to control distribution of mid-study updates and segment the patient population with a more flexible configuration. Updates can be deployed across a study, to all devices on a site or even to a single device. Because mid-study updates are seamlessly integrated with data transmission and does not require patient involvement, no additional patient training is required.

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Windows-based: The etrials eDiary 4.0 is Windows-based, giving the technology a range of capabilities not available in PALM-based systems, including the ability to transfer data both wirelessly and/or wired with the same device--without modifying the software. This also enables the etrials eDiary software to be used on a wide variety of devices from PDAs to mobile phones.

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Wireless or Wired Connection: etrials eDiary 4.0 allows the sponsor to purchase one hardware unit that can be adjusted to the available connectivity simply by inserting a wireless- or landline-capable modem card. This prevents sponsors from having to determine each site’s level of connectivity or purchase two separate devices.

•	Fully Scalable: The new eDiary 4.0 from etrials is fully scaleable for all types of studies, including complicated multinational and multilingual studies.

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Ability to Reuse Devices: To further cut costs, etrials eDiary 4.0 technology is designed to be backward compatible enabling sponsors to reprogram and redeploy devices for use in future studies to maximize their investment in hardware.

•	Security: A redundant back-up system continually duplicates study data for additional security.

•	Full Integration: etrials eDiary fully integrates the data collected with etrials’ EDC without the need for additional data management.

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and clinical trial management. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com.

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etrials is a  trademark or registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners.

Contacts:
Investors/Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 lorra.gosselin@etrials.com	Investors: Ashton Partners Lauren Murphy 617.342.8152 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6709 mbanas@ashtonpartners.com